EXHIBIT 3

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SOCIAL LIFE NETWORK, INC.

The undersigned natural person acting as the Chief Executive Officer/Chairman of Social Life Network, Inc. (the “Corporation”) under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Amended and Restated Articles of Incorporation.

ARTICLE 1

NAME

The name of the Corporation is SOCIAL LIFE NETWORK, INC.

ARTICLE 2

PURPOSE

The Corporation shall have the purpose of engaging in any lawful business activity.

ARTICLE 3

RESIDENT AGENT AND RESIDENT OFFICE

The name and address of the resident agent of the Corporation is:

Incorp Services, Inc.

3773 Howard Hughes Parkway

Suite 5008

Las Vegas, Nevada 89169

ARTICLE 4

AUTHORIZED SHARES

ARTICLE IV

(AUTHORIZED SHARES)

Authorized Capital Stock. The maximum number of shares of capital stock that this Corporation is authorized to have outstanding at any one time is Ten Billion Four Hundred Million (10,400,000,000) shares, par value $0.001. The 10,400,000,000 shares of $0.001 par value capital stock of the Corporation shall be designated as follows:

●	10,000,000,000 Class A Common Stock Shares
●	300,000,000 Preferred Stock Shares
●	100,000,000 Class B Shares

Upon the filing and effectiveness of this amendment to the Corporation’s Articles of Incorporation, as amended, and continuing until March 31, 2021 (the “Effective Time”), and as determined by the Corporation’s Board of Directors in its sole discretion to effect a Reverse Stock Split of not less than 1 for 5,000 and no more than 1 for 25,000, each [*] shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

The Corporation’s Board of Directors is hereby authorized, by resolution or resolutions thereof, to provide, out of unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights and series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding.

The Corporation’s Board of Directors is hereby authorized, by resolution or resolutions thereof, to provide, out of unissued shares of Class B Shares, a series of Class B Shares and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights and series of Class B Shares, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Class B Shares at any time outstanding.

ARTICLE 5

DIRECTORS

Section 5.1 Style of Governing Board. The members of the governing board of the Corporation shall be styled as Directors.

Section 5.2 Number of Members of Board of Directors. The Board of Directors shall consist of at least one (1) Director.

Section 5.3 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 6

DISTRIBUTIONS

The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

ARTICLE 7

RELEASE AND INDEMNIFICATION

To the fullest extent permitted by Nevada law, the Directors and Officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders.

ARTICLE 8

INCORPORATOR

The name and address of the original incorporator of the Corporation is as follows:

William D. O’Neal

4213 N. Tabor St.

Mesa, AZ 85215

Dated this 24 day of April 2020.

The undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation this 24 day of April 2020.

By:	/s/ Ken Tapp
Ken Tapp,
Chief Executive Officer/Chairman